UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2006

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 13, 2006, St. Jude Medical, Inc. (the “Company”) entered into a Multi-Year $1 Billion Credit Agreement (the “New Credit Agreement”) with a consortium of lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender. The $1 billion New Credit Agreement provides more favorable pricing than the $750 million of existing credit facilities that it replaces. The New Credit Agreement creates a $1 billion unsecured revolving credit facility that the Company can draw upon for general corporate purposes or use to support its commercial paper program. The New Credit Agreement expires on December 13, 2011. Borrowings under the New Credit Agreement bear interest at LIBOR plus 0.27%, or in the event over half of the facility is drawn on, LIBOR plus 0.32%, in each case subject to adjustment in the event of a change in the Company’s credit ratings. Bank of America, N.A. provides investment banking services to the Company from time to time, and other Lenders may also provide investment banking and other services to the Company from time to time.

The New Credit Agreement replaces the Company’s Multi-Year $400 Million Credit Agreement, dated September 28, 2004, with a consortium of lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender (the “2004 Credit Agreement”), and the Company’s Multi-Year $350 Million Credit Agreement, dated September 11, 2003, with a consortium of lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender (the “2003 Credit Agreement” and, together with the 2004 Credit Agreement, the “Prior Credit Agreements”).

The 2004 Credit Agreement established a $400 million unsecured revolving credit facility that was scheduled to expire on September 28, 2009. Borrowings under the 2004 Credit Agreement bore interest at LIBOR plus 0.39%, or in the event over half of the facility was drawn on, LIBOR plus 0.515%, in each case subject to adjustment in the event of a change in the Company’s credit ratings. The 2003 Credit Agreement established a $350 million unsecured revolving credit facility that was scheduled to expire on September 11, 2008. Borrowings under the 2003 Credit Agreement bore interest at LIBOR plus 0.60%, or in the event over half of the facility was drawn on, LIBOR plus 0.725%, in each case subject to adjustment in the event of a change in the Company’s credit ratings. Under both of the Prior Credit Agreements, the Company was required to maintain a leverage ratio (defined as the ratio of funded debt to EBITDA (net earnings before interest, income taxes, depreciation and amortization)) not exceeding 3.0 to 1.0, and an interest coverage ratio (defined as the ratio of EBITDA to interest charges) not less than 3.5 to 1.0. The Prior Credit Agreements also contained limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets.

The New Credit Agreement contains various operating and financial covenants that are substantially the same as the covenants under the Prior Credit Agreements. Among other requirements, the Company must have a leverage ratio (defined as the ratio of funded debt to EBITDA (net earnings before interest, income taxes, depreciation and amortization)) not exceeding 3.0 to 1.0. The New Credit Agreement also contains limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets. An interest coverage ratio covenant, present in the Prior Credit Agreements, is not included in the New Credit Agreement. In the event that the Company defaults and the default is continuing under the New Credit Agreement, the facility may be terminated by the Lenders, and all outstanding principal and interest may become due and payable.

The foregoing description of the New Credit Agreement is not complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.

Upon execution of the New Credit Agreement described under Item 1.01 above, effective December 13, 2006, the Company terminated the Prior Credit Agreements. The Company did not incur any early termination penalties in connection with the termination of the Prior Credit Agreements. A brief description of the Company’s material relationship with the Lenders, other than in respect of the Prior Credit Agreement, and of the material terms of the Prior Credit Agreements, is provided under Item 1.01 above.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Form 8-K, on December 13, 2006 the Company entered into a $1 billion unsecured revolving credit facility. No amounts have been borrowed under this facility.

Item 8.01     Other Events.

Effective at 5:00 p.m., Eastern Time, on December 15, 2006, the Company repurchased $654,502,000 of its outstanding contingent convertible senior debentures due 2035, representing approximately 99.2% of the $660,000,000 aggregate principal amount of debentures which had been outstanding prior to the repurchase. Holders of the debentures had the option to tender the debentures for repurchase by the Company at par in cash on December 15, 2006. The Company funded the purchase of the debentures through the issuance of commercial paper. Approximately $5,498,000 aggregate principal amount of the debentures remains outstanding after the repurchase. The next date on which holders can require the Company to repurchase the debentures that remain outstanding is December 15, 2008.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

10.1      Multi-Year $1,000,000,000 Credit Agreement dated as of December 13, 2006 among St. Jude Medical, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender, and the other Lenders Party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date:	December 18, 2006	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Multi-Year $1,000,000,000 Credit Agreement dated as of December 13, 2006 among St. Jude Medical, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender, and the other Lenders Party thereto.